As filed with the U.S. Securities and Exchange Commission on November 12, 2024

Registration No. 333-280196

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
(Post-Effective Amendment No. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

ALPHA COGNITION INC.
(Exact name of registrant as specified in its charter)

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British Columbia	2836	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 – 750 West Pender Street
Vancouver, BC, V6C 2T8
(858) 344-4375
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Michael McFadden
Chief Executive Officer
Alpha Cognition Inc.
1200 – 750 West Pender Street
Vancouver, BC, V6C 2T8
(858) 344-4375
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 (303) 352-1133	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-280196

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(D) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”) and relates to the public offering of common shares and pre-funded units of Alpha Cognition Inc. (the “Company”), contemplated by the Registration Statement on Form S-1, as amended (File No. 333-280196), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 14, 2024 (as amended, the “Registration Statement”) pursuant to the Securities Act, which was declared effective by the Commission on November 8, 2024.

The Company is filing this Post-Effective Amendment No. 1 solely to add exhibits to the previously effective Registration Statement by (i) removing the previously filed Exhibit 5.1 and replacing it with Exhibit 5.1 filed herewith in order to reflect the removal of common shares underlying the underwriter warrants covered by the legal opinion of Morton Law LLP and (ii) removing the previously filed Exhibit 5.2 and replacing it with Exhibit 5.2 filed herewith in order to reflect an increase in the aggregate offering amount of prefunded warrants and the removal of underwriter warrants covered by the legal opinion of Dorsey & Whitney LLP.

Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part II Item 16(a) of the Registration Statement on Form S-1 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Prior Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Commission. The contents of the Registration Statement, including all amendments and exhibits thereto, are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

All exhibits filed with or incorporated by reference in Registration Statement No. 333-280196 are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

5.1	Opinion of Morton Law LLP
5.2	Opinion Dorsey & Whitney LLP

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on November 12, 2024.

ALPHA COGNITION INC.
By:	/s/ Michael McFadden
Name: Michael McFadden
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael McFadden	Dated: November 12, 2024
Name: Michael McFadden Title: Chief Executive Officer and Director (Principal Executive Officer)
/s/ Henry Du	Dated: November 12 2024
Name: Henry Du Title: Vice President of Finance and Accounting and interim Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Len Mertz	Dated: November 12, 2024
Name: Len Mertz Title: Chairman and Director
/s/ John Havens	Dated: November 12, 2024
Name: John Havens Title: Director
/s/ Philip Mertz	Dated: November 12, 2024
Name: Phillip Mertz Title: Director
/s/ Rajeev Bakshi	Dated: November 12, 2024
Name: Rajeev Bakshi Title: Director
/s/ Ken Cawkell	Dated: November 12, 2024
Name: Ken Cawkell Title: Director

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on November 12 2024.

By:	/s/ Michael McFadden
Name: Michael McFadden
Title: Chief Executive Officer and Director

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